UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 29, 2018

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. HAMILTON AVENUE, SUITE 550

CAMPBELL, CA 95008

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.         Unregistered Sales of Equity Securities.

On January 29, 2018, VIVUS, Inc., or the Company, entered into a letter agreement with Torreya Capital, LLC, or Torreya, to provide strategic advisory services to the Company in connection with the acquisition of commercial assets and, if requested by the Company, other strategic advisory services.

In connection with the letter agreement, the Company agreed to issue Torreya a warrant to purchase 1,500,000 shares of the Company’s common stock.  750,000 shares subject to the warrant will vest and become exercisable as of the date of the letter agreement and the remaining 750,000 shares subject to the warrant will vest and become exercisable over a ten month period (75,000 per month) on the last day of each calendar month beginning on February 28, 2018, subject to Torreya continuing to provide services pursuant to the letter agreement on the relevant vesting dates.  The exercise price of the warrant is the closing price of the Company’s common stock on the date of the execution of the letter agreement, or $0.44 per share for an aggregate purchase price of $660,000.  The warrant has a term of five (5) years with a cashless exercise feature.  Torreya also agreed to enter into a lockup agreement with the Company restricting sales of the common stock issuable pursuant to the warrant until the earlier of twelve (12) months from vesting or six (6) months from the termination of the letter agreement.  This warrant was issued pursuant to Section 4(a)(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel

Date:  February 2, 2018